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                                                             Reference Number 11

                          QUEENS COUNTY BANCORP, INC.
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS(1)(2)
             -----------------------------------------------------

                                                              Three Months Ended
                                                                   March 31,
(in thousands, except per share data)                           1998       1997
--------------------------------------------------------------------------------
Net income                                                    $ 6,255    $ 7,132
Weighted average common shares outstanding                     12,850     14,877
Earnings per common share                                       $0.49      $0.48
Weighted average common shares outstanding                     12,850     14,877
                                                              =======    =======
Additional dilutive shares using average market value
  for the period when utilizing the Treasury stock method
  regarding stock options                                         841        835
                                                              -------    -------
Total shares for diluted earnings per share                    13,691     15,712
                                                              =======    =======
Diluted earnings per common share and common share
  equivalents                                                   $0.46      $0.45
                                                              =======    =======

(1) Reflects shares issued as a result of the 3-for-2 stock splits on April 10, 1997 and October 1, 1997.

(2) Reflects the adoption of Statements of Financial Accounting Standards No. 128, "Earnings Per Share."


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